Exhibit 99.1

Ampio Pharmaceuticals, Inc. Provides Business Update and Reports Third Quarter 2020 Financial Results

ENGLEWOOD, CO, November 5, 2020 – Ampio Pharmaceuticals (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunology based therapies for prevalent inflammatory conditions, today, at 4:30pm EST, will provide an update and overview of its clinical development pipeline / activities and its financial results for the third quarter ended September 30, 2020.

Attending the webinar from Ampio will be, Mr. Michael Macaluso (President and CEO), Dr. David Bar-Or (Director and Founder), Ms. Laura Goldberg (Vice President) and Mr. Daniel Stokely (CFO). The key areas of focus will be as follows:

COVID-19 Platform / Pipeline Overview and Update

•	AP-014 (inhaled) and AP-016 (intravenous) clinical trial update
•	Possibility of obtaining an Emergency Use Authorization (EUA) from the FDA for inhaled Ampion
•	Discussion of the differences between Ampion vs. other therapeutic options for COVID-19

OAK Clinical Trial 2020 Timeline / Update

•	Ampio’s Osteoarthritis of the Knee (OAK) Phase III trial being conducted under a Special Protocol Assessment (SPA) with the FDA has been paused as a result of COVID-19
•	FDA released “FDA Guidance on Conduct of Clinical Trials of Medical Products during the COVID-19 Pandemic” in April 2020
•	FDA released “Statistical Considerations for Clinical Trials During the COVID-19 Public Health Emergency” in June 2020
•	Ampio harmonizes steps for OAK Phase III trial with the FDA guidance and submitted an SPA amendment to the FDA

Financial Update

As of September 30, 2020, Ampio had $9.4 million of cash and cash equivalents, as compared to cash and cash equivalents of $6.5 million as of December 31, 2019.

For the third quarter of 2020, research and development costs were $1.7 million, down 52% from $3.4 million for the same period in 2019. This decrease was primarily attributable to a decrease in clinical trial and sponsored research costs. Ampio expects clinical trial and sponsored research costs to increase during the fourth quarter of fiscal 2020 due to the AP-014 inhaled Ampion study.

Operations / manufacturing expenses increased $190,000 in the current quarter, when compared to the same period in 2019.

General and administrative costs decreased $98,000, or 5.6%, from $1.7 million for the same period in 2019.

Ampio reported a net loss for the third quarter of $3.4 million compared to a net loss of $7.2 million for the same period in 2019.

To access the webinar, please log in to https://www.webcaster4.com/Webcast/Page/2569/38512 approximately 10 minutes prior to the start of the call. To ask a question, please dial in to 888-632-3385 (U.S.) or 785-424-1673 (International) and use the Participant Entry Code: 47668. Please note that you can also ask a question through the webinar platform.

A replay of this presentation will be available two hours after the end of the call by dialing 877-481-4010 (U.S.) or 919-882-2331 (International). Replay Passcode: 38512

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. Forward-looking statements can be identified by the use of words such as “believe,”

“expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to the safety and efficacy of Ampion and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biologics License Application (BLA), the ability of Ampio to enter into partnering or licensing arrangements, current or future clinical trials, changes in business conditions and similar events (including currently unforeseen risks associated with COVID-19), the possibility that Ampion may be used to treat ARDS induced by COVID-19, Ampio’s ability to continue as a going concern and its ability to continue to raise funds using its “at-the-market” equity offering or otherwise, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, in Ampio’s Annual Report on Form 10-K for the period ended December 31, 2019, and in subsequent reports on Forms 10-Q and 8-K and other filings made by Ampio with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on these forward-looking statements. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Investor Relations

Joe Hassett

joeh@gregoryfca.com

484-686-6600